                                                               EXHIBIT T3E(1)(B)

                               SECOND SUPPLEMENT

                            Dated as of April 4, 2002

                                     to the

                              OFFER TO EXCHANGE AND
                         CONSENT SOLICITATION STATEMENT
                                       By
                            SOUTHWEST ROYALTIES, INC.

                               With Respect To Its
                          10 1/2% Senior Notes Due 2004

         On March 5, 2002, Southwest Royalties, Inc., a Delaware corporation ("Southwest"), commenced an offer to the holders (the "Holders") of Southwest's outstanding 10 1/2% Senior Notes Due 2004 (the "Original Notes"), upon the terms and subject to the conditions set forth in that certain Offer to Exchange and Consent Solicitation Statement (as it may be amended or supplemented from time to time, the "Original Statement"), in the accompanying Consent and Letter of Transmittal (the "Consent and Letter of Transmittal"), and in the Note Exchange Agreement (the "Note Exchange Agreement" and, together with the Original Statement and the Consent and Letter of Transmittal, the "Offer"), to exchange (the "Exchange") at least $115 million of its Original Notes, and any interest accrued but not paid thereon, for $60 million of Senior Secured Notes Due 2004 (the "New Notes") and 900,000 shares (the "Class A Common Shares" and, together with the New Notes, the "Exchange Consideration") of Southwest's Class A Common Stock, par value $.01 per share.

         On March 22, 2002, Southwest mailed a supplement to the Original Statement (the "First Supplement") in order to (i) extend the Expiration Date of the Offer from April 1 to April 12, (ii) clarify certain terms of the Offer and
(iii) send additional materials to the Holders.

         As a result of subsequent discussions with certain Holders and their representatives, Southwest is sending this second supplement (the "Second Supplement") in order to (i) modify certain terms of and relating to the Offer, and (ii) extend the time of the Expiration Date from 12:00 noon to 5:00 p.m. on April 12, 2002. This Second Supplement modifies certain provisions of the Original Statement and contains important information which should be read before any decision is made with respect to the Offer and the Consent Solicitation. Terms used in this Second Supplement but not otherwise defined herein have the meanings set forth in the Original Statement.

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                        COMPARISON OF ORIGINAL TERMS AND

                           REVISED TERMS OF THE OFFER

         Set forth below is a comparison of certain original terms of the Offer, as were described in the Original Statement and the First Supplement, and the revised terms that Southwest now proposes in connection with the Exchange:

--------------------------- --------------------------------------------- --------------------------------------------
          Issue                            Original Terms                                Revised Terms
--------------------------- --------------------------------------------- --------------------------------------------
Characteristics of the      In connection with the Exchange, Southwest    In connection with the Exchange, Southwest
Special Shares To Be        would issue to Southwest Royalties            will issue to SRH 200,000 shares of
Issued to Southwest         Holdings, Inc., Southwest's current sole      Special Stock. The Special Shares will
Royalties Holdings, Inc.    stockholder ("SRH"), 200,000 shares of        have no voting rights, no rights to
                            Special Stock. The Special Shares would be    receive dividends or other distributions
                            entitled to one vote per share and would be   from Southwest and no rights to
                            able to participate in any dividends or       participate in any liquidation or
                            distributions by Southwest.  Southwest        dissolution of Southwest. Southwest will
                            would also issue to SRH 100,000 shares of     also issue to SRH 100,000 shares of Common
                            Common Stock, which, combined with the        Stock, which will represent 10% of
                            Special Shares, would result in  SRH owning   Southwest's issued and outstanding voting
                            25% of Southwest's issued and outstanding     share capital upon consummation of the
                            voting share capital upon consummation of     Exchange.
                            the Exchange.

                            If, prior to or on October 3, 2003,           If, prior to or on October 12, 2003,
                            Southwest paid in cash in full the New        Southwest pays in cash in full the New
                            Notes, Special Shares held by SRH would       Notes, the Special Shares held by SRH will
                            automatically on the date of such payment     automatically convert on the date of such
                            be converted into shares of Southwest's       payment into shares of Common Stock on a
                            Common Stock on a basis of one share of       basis of one share of Common Stock per
                            Common Stock per each share of Special        each share of Special Stock issued and
                            Stock issued and outstanding.                 outstanding. Upon conversion of the Special
                                                                          Shares into shares of Common Stock, combined
                                                                          with the 100,000 shares of Common Stock
                                                                          which will be held by SRH upon consummation
                                                                          of the Exchange, SRH would then own 25% of
                                                                          Southwest's issued and outstanding voting
                                                                          share capital.

                            If on or prior to October 3, 2003, either     If on or prior to October 12, 2003, either
                            (i) the New Notes were not paid in cash in    (i) the New Notes are not paid in cash in
                            full or (ii) there was a voluntary or         full or (ii) there is a voluntary or
                            involuntary bankruptcy filing by or against   involuntary bankruptcy filing by or
                            Southwest, then, upon the earlier of such     against Southwest, then, upon the earlier
                            event, the Special Shares would be deemed     of such event, the Special Shares will be
                            canceled, would be null and void and of no    deemed canceled, shall be null and void
                            further effect. Upon cancellation of the      and of no further effect. Upon
                            Special Shares, SRH would then own only 10%   cancellation of the Special Shares, SRH
                            of Southwest's issued and outstanding share   would continue to own only 10% of
                            capital.                                      Southwest's issued and outstanding voting
                                                                          share capital.

--------------------------- --------------------------------------------- --------------------------------------------

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
--------------------------- --------------------------------------------- ----------------------------------------------
          Issue                            Original Terms                                Revised Terms
--------------------------- --------------------------------------------- ----------------------------------------------
Board Representation        The Board of Directors would initially be     The Board of Directors will be composed of
                            composed of seven members. While any Class A  seven members. While any Class A Common
                            Common Shares remain outstanding, the         Shares remain outstanding, the beneficial
                            beneficial owners of the Class A Common       owners of the Class A Common Shares are
                            Shares would be entitled to elect four out    entitled to elect six out of seven total
                            of seven total members to Southwest's Board   members to Southwest's Board of Directors.
                            of Directors. The remaining three directors   The remaining director will be appointed
                            would be appointed by the holder of Common    by the holder of Common Stock.
                            Stock and Special Stock.

                            In the event the Special Shares were
                            cancelled (as described above), at the
                            option of the holders of the Class A
                            Common Shares, such holders of Class A
                            Common Shares would be entitled to elect a fifth representative out of eight total members to serve on Southwest's Board of Directors.

--------------------------- --------------------------------------------- ----------------------------------------------
Interest
on the New Notes            Interest on the New Notes will                Interest on the New Notes will begin to
                            begin to accrue on February 1,                accrue on October 15, 2001 (as if the
                            2002 (as if the New Notes were                New Notes were issued on such date) at a rate
                            issued on such date) at a rate of             of 10-1/2% per annum through December 31, 2002,
                            10-1/2% per annum through                     11-1/2% from January 1, 2003 through
                            December 31, 2002, 11-1/2%                    December 31, 2003 and 12-1/2% thereafter.
                            from January 1, 2003 through
                            December 31, 2003 and 12-1/2%
                            thereafter.

--------------------------- --------------------------------------------- ----------------------------------------------
Redemption of Shares of     One of the conditions of the Exchange         In addition to the redemption of H.H.
Southwest Royalties         requires the written cancellation of a $1.6   Wommack, III's shares of SRH common stock,
Holdings, Inc. Held by      million note issued by H.H. Wommack, III,     in the event the New Notes are not
Wommack                     Southwest's Chief Executive Officer and       satisfied and paid in full prior to or on
                            President, to SRH in exchange for 123,710     October 12, 2003, then SRH has the option
                            shares of SRH common stock held by Mr.        to purchase 39,856 additional shares of
                            Wommack.                                      SRH common stock from Mr. Wommack for $1.

--------------------------- --------------------------------------------- ----------------------------------------------
Expiration Date             April 12, 2003 at 12:00 noon, New York, New   April 12, 2003 at 5:00 p.m., New York, New
                            York Time                                     York Time

--------------------------- --------------------------------------------- ----------------------------------------------
Minimum Tender              $115 million (unless waived by certain        $120 million (unless waived by certain
                            Holders)                                      Holders)
--------------------------- --------------------------------------------- ----------------------------------------------


Additional Exhibit
------------------

         In connection with the Exchange, in addition to the Original Statement, and exhibits thereto, and the First Supplement, and the exhibits thereto, which were previously sent to Holders, Southwest is sending to Holders a Revised Form of Amended and Restated Certification of Incorporation, attached hereto as Exhibit A.
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